Exhibit 10.4

Contract Manufacturing Agreement

This Contract Manufacturing Agreement (this “Agreement”), effective as of _______________ (the “Effective Date”), is made and entered into by and between (1) Applied Optoelectronics, Inc., a Delaware corporation having a place of business at 13139 Jess Pirtle Blvd., Sugar Land, Texas 77478, www.ao-inc.com (“AOI”) and (2) Global Technology Co., Ltd. (宁波环球广电科技有限公司), a company incorporated in the PRC (unified social credit code: 91330212739470836U) whose registered office is at No.88 Qiushi Road, Wangchun Industrial Park, Haishu District, Ningbo, Zhejiang Province; (“GT”) and (3) Yuhan Optoelectronic Technology (Shanghai) Co., Ltd. (裕汉光电子科技(上海)有限公司), a company incorporated in the PRC (unified social credit code: 91310115MA1H8BHE0A) whose registered office is at Block C, No. 888 Huanhu West Two Road, Nanhui New Town, Pudong New District, Shanghai (“Yuhan Shanghai”, collectively with GT, “Suppliers”).

Recitals

The following provisions form the basis for, and are hereby made a part of, this Agreement:

Whereas, Prime World International Holdings Ltd. (“Prime World”) (as the Seller) and Yuhan Shanghai have entered into the AGREEMENT FOR THE SALE AND PURCHASE OF A NEW COMPANY TO BE ESTABLISHED IN HONG KONG SPECIAL ADMINISTRATIVE REGION OF THE PEOPLE’S REPUBLIC OF CHINA on _______________, 2022 (the “SPA”), according to which, Prime World agrees to sell, and Yuhan Shanghai agrees to buy the Shares (as defined in the SPA) and each right attaching to the Shares at or after Completion.

Whereas, upon the Completion, AOI wish to purchase certain products and services from Suppliers, and Suppliers wishes to sell such products and services to AOI.

Whereas, AOI is in the business of, among other things, designing, manufacturing and selling products for markets including but not limited to CATV, Lidar Module Assembly or High Power Industrial Laser Module Assembly.

Whereas, SUPPLIERS are in the business of contract manufacturing, and desires to manufacture such products for AOI.

Whereas, SUPPLIERS desire to enter into a long-term relationship with AOI pursuant to which SUPPLIERS will manufacture and sell to AOI in accordance with the terms and conditions set forth herein said products as defined and listed in Exhibit “A” (the “Products”) and in Exhibit “B” (the “Pricelist”), which Exhibits may be amended from time to time as set out herein or by mutual agreement; and

Whereas, in order to confirm the general terms and conditions pursuant to which SUPPLIERS will manufacture and sell the Products to AOI, and AOI will purchase the Products from SUPPLIERS, SUPPLIERS and AOI (collectively, the “Parties”) desire to enter into this Agreement.

* Certain information has been excluded from this exhibit because it is both immaterial and competitively harmful if publicly disclosed. Where applicable, omissions have been marked “[***]”.

Agreement

Now, Therefore, in consideration of the mutual promises, covenants, and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby mutually agree as follows:

1.	Purchase Orders, Forecasting & Delivery.

1.1	AOI will purchase Products from SUPPLIERS by issuing purchase orders (“Order” or “Orders”) to SUPPLIERS as set out in Section 1.2. Orders shall specify quantity, price, delivery date, part numbers, shipping terms, and other relevant information.

AOI and SUPPLIERS will establish a Standard Lead Time for each Product.

Except as otherwise expressly stated in an Order, AOI shall, by the [***] provide to SUPPLIERS a rolling forecast of its estimated requirements for the applicable Products over the following [***] (“Forecast”). Each Forecast shall state the relevant AOI anticipated requirements by [***] beginning with the [***] in which the forecast is being delivered. The commitment levels relating to the applicable Products, unless otherwise agreed in writing, shall be carried forward as follows in successive Forecasts:

(1)	The first [***] covered by the Forecast (the “Firm Order Period”) shall be a binding order and, unless otherwise agreed by the Parties, shall not be amended by a subsequent Forecast and shall constitute a commitment on AOI to purchase, and on SUPPLIERS to supply, the stated amount of Products from the Firm Order Period.

1.2	Long Lead Time Parts: SUPPLIERS and AOI will collaborate to identify and establish at SUPPLIERS’s facilities mutually agreed upon inventories of long lead time parts in order to ensure that a shortage of a small number of parts does not affect delivery of Products as set out herein. The cost and ownership of such inventories will also be mutually agreed upon.

1.3	AOI will prepay [***] of all raw material or parts (except for laser components or Products, whether sourced from AOI or elsewhere) sourced by SUPPLIERS for the manufacturing of the Products. AOI will pay SUPPLIERS said prepayment consistent with the payment terms for the raw materials or parts.

1.4	SUPPLIERS shall provide AOI a Purchase Plan and inventory list on a regular basis for AOI’s approval. If SUPPLIERS’s purchased inventory is consistent with AOI’s approved Purchase Plan, then AOI will purchase from SUPPLIERS any raw materials or parts with an inventory age of more than [***]. If any of the aged inventory of raw materials or parts are subsequently used in production, SUPPLIERS will re-purchase from AOI or provide AOI with a credit for the difference in the Product price and inventory.

1.5	SUPPLIERS shall accept all Orders submitted in accordance with this Agreement, and shall acknowledge its acceptance or rejection of any particular order within [***] after receipt. Upon actual acceptance of a purchase order by SUPPLIERS, a binding contract for the sale and purchase of Product shall exist between SUPPLIERS and AOI in accordance with this Agreement and AOI’s purchase order. After receiving each Order, SUPPLIERS may conduct a profit margin analysis of the Order, and if the analysis results in a profit margin of less than [***] SUPPLIERS may provide written notice to AOI rejecting the Order within three (3) business days. In the event that SUPPLIERS do not accept or reject an order within [***] then the order shall be deemed to have been accepted. For the avoidance of doubt, the Deal Prohibition (as defined in the SPA and the period of the Deal Prohibition starts from the Completion (as defined in the SPA) until the seventh (7th) anniversary of the Completion) only applies so long as GT is the largest supplier of AOI for CATV Products, to be determined by the value of the total revenue for CATV Products awarded to GT (the “Subsidiary CATV Revenue”), in comparison to all of the AOI suppliers of similar CATV Products (the “Total CATV Revenue”), during any of AOI’s fiscal year following the Effective Date, where the Subsidiary CATV Revenue shall be equal to or more than 51% of Total CATV Revenue. For the purpose of this Agreement, the Subsidiary CATV Revenue includes any purchase orders that is awarded to GT but rejected by GT under section 1.5 of this Agreement where AOI’s expected Gross Margin for the CATV Products to be manufactured by GT under such Order is equal to or more than 10%, but excludes any Order that is awarded to the Subsidiary but rejected by GT under section 1.5 of this Agreement under which AOI’s expected Gross Margin for the CATV Products to be manufactured by GT is less than 10%.

For the purpose hereof, the “Gross Margin” with respect to any CATV Products shall be calculated as: (total revenue of relevant CATV Products minus cost of goods sold) divided by total revenue of relevant CATV Products multiplied by 100%

1.6	All Orders will be subject to the provisions of this Agreement and not governed by any terms attached to the Order or the acknowledgement unless mutually agreed to in writing by the Parties. Any changes to orders will be by written notice and SUPPLIERS will provide AOI with written confirmation within five (5) business days of receiving a change request.

1.7	Time shall be of the essence in filling AOI’s orders. Delivery performance shall be measured by the date of delivery to the named place of shipment. Unless otherwise set forth in the Order, title and risk of loss shall pass to AOI upon successful passage of the Products per standard shipping term under this Agreement.

1.8	SUPPLIERS shall notify AOI immediately in writing if SUPPLIERS has knowledge of any event that could result in any change to the agreed delivery plan.

1.9	SUPPLIERS agrees to pay AOI liquidated damages for failure to deliver Products by the delivery date as specified on each Purchase Order.

1.10	AOI may not cancel or terminate any Order, in whole or in part, without the prior written consent of SUPPLIERS, which consent, if given, shall be upon terms that will compensate SUPPLIERS for the incurred costs.

2.	Specifications and Quality Control.

2.1	SUPPLIERS shall manufacture the Products in accordance with the AOI’s product specifications or mutually agreed specifications (the “Specifications”). A list of Products and Specification document identifications is set out in Exhibit A which shall be revised from time to time as required. SUPPLIERS shall not change the Specifications, or manufacture any Products in a manner that varies from the Specifications, without AOI’s prior written approval. SUPPLIERS further agrees to advise AOI of major changes to its manufacturing process, vendors or materials relating to the Products, and to ensure that such changes do not compromise the quality or reliability of Products, or their ability to satisfy the Specifications.

2.2	AOI may from time to time change the Specifications with respect to a Product and SUPPLIERS agrees to use its best efforts to comply with said changes without additional cost. If any such change will cause an increase in SUPPLIERS’s costs, SUPPLIERS shall provide AOI with written notice of such increase in cost within ten (10) business days of change request, and SUPPLIERS shall not undertake such change until AOI approves the increase in costs.

2.3	Specifications will include a manufacturing test plan. SUPPLIERS agrees to inspect and test the Products for quality and reliability prior to shipment and to confirm by inclusion of a compliance certificate with all shipments that said Products meet or exceed the Specifications.

3.	Inspection and Acceptance

3.1	Products purchased pursuant to this Agreement shall be subject to final inspection and acceptance by AOI at AOI facilities within [***] of receiving the Products, in accordance with mutually agreed quality standard and acceptable quality level. AOI reserves the right to reject any Product lot that does not conform to the Specifications.

3.2	In the event that [***] or more of a lot of Product manufactured by Suppliers is delivered to AOI within a rolling [***] period is found to be defective or is rejected and the delivery schedule of Products from AOI to its clients does not permit return of the Products to SUPPLIERS for repair or replacement then AOI may elect to repair such defective Products or to have them repaired locally. The cost of such repairs shall be borne by SUPPLIERS.

3.3	In the event that a lot of Product is rejected and AOI elects not to repair the Products AOI may, at its discretion, either return defective Products for full credit, refund or require prompt correction or replacement of the defective or non-conforming Products.

3.4	In the event AOI returns a Product to SUPPLIERS for correction or replacement, SUPPLIERS shall use its best effort to repair or replace said defective Product within [***] of receipt of the Product, or within a reasonable period agreeable to both Parties.

3.5	SUPPLIERS shall bear all risk and costs for said defective product attributable to SUPPLIERS such as labor, material, inspection, and shipping from SUPPLIERS’S facilities. AOI shall pay for shipping costs for returns of any Product to SUPPLIERS. SUPPLIERS agrees to provide failure analysis of rejected Product within [***] after receipt of said Product. SUPPLIERS will also provide a written corrective action report addressing the steps that will be taken to eliminate the cause of the problem.

4.	Pricing

4.1	Prices for the Products shall be as set forth in the Pricelist which shall be revised from time to time as set out herein. Unless otherwise indicated in the Pricelist, all prices shall have INCOterm DDP AOI Facility.

4.2	Prices shall be established by way of written quotations issued by SUPPLIERS. Upon acceptance by AOI of such a quotation the Pricelist shall be revised.

4.3	Prices will be reviewed periodically by both AOI and SUPPLIERS and the price for the Products will be adjusted upward or downward in response to the change of BOM cost of the Products that are outside the control of AOI or SUPPLIERS. Such changes may include but are not limited to commodity price increases or decreases. All such changes shall be made by written notice issued by SUPPLIERS at least [***] in advance of the effective date.

4.4	Orders placed by AOI before the effective date mentioned in Section 4.3 above shall not be subject to the said change without the AOI’s consent.

4.5	Non-Recoverable Engineering Expenses: Prior to engaging in any engineering or other design work, SUPPLIERS will provide a written quotation to AOI setting out the scope, parameters and deliverables of the work to be performed as well as payment terms. AOI shall not be responsible for any costs of such work unless it has provided a written acceptance of a quotation to SUPPLIERS.

5.	Terms & Conditions of Shipment & Payment

5.1	Payment will be made by wire transfer [***] from the date of SUPPLIERS’s invoice provided that the relevant Products have been delivered to named place of delivery within [***] of the invoice date, otherwise [***] from the date of delivery to the named place of shipment.

5.2	Unless otherwise agreed in writing by the Parties, the prices of the Products shall be quoted “DDP Houston, TX USA as standard shipping term.

6.	Product Warranty

6.1	SUPPLIERS warrants all Products delivered to AOI under this Agreement shall be free and clear of all liens, encumbrances, restrictions or other claims, and that for a period of [***] from date of invoice to AOI, that all Products shall be free from defects in material, workmanship, and design under normal use and service. SUPPLIERS further warrants and represents that all Products shall conform to applicable Specifications, drawings, samples, and descriptions referred to in this Agreement. The warranty for any Product replaced or repaired will be the same as the original Product.

6.2	If defect or non-conformance is found during the warranty period, AOI will promptly notify SUPPLIERS of any non-conforming material to obtain a Return Material Authorization (RMA) number. Upon receipt of the RMA number, AOI will cause the return of the non-conforming Products to SUPPLIERS at AOI’s expense. Upon its receipt, SUPPLIERS will promptly either repair or replace it, at SUPPLIERS’s discretion. Properly repaired or replaced Products will promptly be delivered to AOI at SUPPLIERS’s cost.

6.3	Epidemic Failure. In the event that [***] or more of any lot, batch or other separately distinguishable manufacturing run of Products manufactured by SUPPLIERS is delivered to AOI and is found to be defective within a rolling [***] period, following SUPPLIERS’ delivery of such Products, SUPPLIERS will promptly: (a) dedicate sufficient resources to thoroughly investigate the cause of the defect; (b) perform root cause analysis; and (c) implement corrective action. In addition, after SUPPLIERS’ verification, it will render repair and replacement services, as may be requested by AOI, during the applicable Product warranty period. In addition to repair or replacement of Products, SUPPLIERS will credit AOI an amount equal to 100% (one hundred percent) of any penalties imposed upon AOI by AOI customers as compensation for removal and reinstallation associated with the repair or replacement of such Products purchased by AOI’s customers, to the extent that such products have been installed by AOI’s customer. SUPPLIERS’s maximum liability for each Epidemic Failure event shall not exceed the total dollar value of the Purchase Orders of Products that are found to be defective as relating to such Epidemic Failure. Notwithstanding the foregoing, in the event that the epidemic failure is determined to have been caused by an AOI-engineered product or portion of the product, or due to the failure of an AOI-specified vendor’s product, then SUPPLIERS’ liability under this section is limited to repair or replacement of any units returned to SUPPLIERS by AOI.

7.	Term of Agreement & Termination for Cause

7.1	The initial term of this Agreement shall be two (2) years, commencing on the Effective Date, and will automatically renew for successive terms of one (1) each unless either Party provides the other Party written notice of its intention not to renew not less than sixty (60) days prior to the end of the then current term.

7.2	Notwithstanding the foregoing, this Agreement shall remain in full force and effect and shall be applicable to any Order(s) issued by AOI during the term of this Agreement until any and all obligations of the Parties under such Order(s) have been fulfilled.

7.3	Either Party may terminate this Agreement and/or any Order issued hereunder at any time by written notice if the other Party:

(a)	Fails to comply with any material provision of this Agreement or any Order issued hereunder, and, in the case of a breach which is capable of remedy, fails to remedy same, in the case of a termination of this Agreement within sixty (60) days of notification of said breach, and in the case of a termination of an Order, within thirty (30) days of notification of said breach; or

(b)	Becomes insolvent or makes an assignment for the benefit of creditors, or a Receiver or similar officer is appointed to take charge of all or a part of such Party’s assets and such condition has not been cured within thirty (30) days.

7.4.	Upon termination of this Agreement and/or any Order by SUPPLIERS in accordance with the terms hereof, SUPPLIERS shall promptly terminate all performance under this Agreement and under any outstanding Orders. AOI’s entire liability shall be to settle obligations owed to SUPPLIERS for finished Products, raw materials, parts, or semi-finished goods which were prepared or manufactured under any outstanding Order by AOI or purchased through a Purchase Plan as approved by AOI. SUPPLIERS shall transfer title and deliver to AOI all finished Products, raw materials, parts and/or semi-finished goods and return to AOI all AOI property furnished by or belonging to AOI or AOI customers or dispose of such property in accordance with AOI’s instructions.

8.	Intellectual Property & Trademarks

8.1.	AOI warrants the Product does not infringe upon any patent, trademark, copyright, or any other intellectual property right of any third party, and that there are no such claims of infringement pending or threatened with respect to the Product.

8.2.	AOI shall defend, at its expense, any claim against SUPPLIERS alleging that any Product furnished under this Agreement infringes any patent, trademark, copyright, or other intellectual property right of any third party, and shall pay all costs and damages awarded, provided AOI is notified in writing of such claim and permitted to defend and compromise the claim.

8.3.	Any tools, drawings, specifications, or other materials furnished by AOI for use by SUPPLIERS in its performance under this Agreement or any Order issued hereunder shall remain the property of AOI and shall be used by SUPPLIERS only in its performance hereunder.

8.4.	SUPPLIERS acknowledge and agree that AOI specifically retains all right, title and interest in and to the designs of the Products, and all intellectual property rights embodied in the Products, including, without limitation, all copyrights, trade secret rights and other proprietary rights

8.5.	SUPPLIERS acknowledge and agree that no license or intellectual property right is conveyed by this Agreement. SUPPLIERS agrees not to sell, lease, promote or advertise the Products without obtaining AOI’s prior written approval. The Products shall not bear any trademark or other identifying name or symbol pertaining to SUPPLIERS.

8.6.	SUPPLIERS acknowledge and agree that nothing herein is intended to grant SUPPLIERS any right or license to use any trademark, trade name or brand name owned or controlled by AOI on any products, documentation or packaging. AOI shall have the right to affix, or to demand that the SUPPLIERS affixes, to the Products any trademarks as AOI may decide.

9.	Preferred Manufacturer

During the Term of this Agreement, AOI agrees to give preference to SUPPLIERS for Products AOI is seeking quotes for manufacturing. AOI will consider quotes from SUPPLIERS for the manufacturing of said Products and if the terms of the quotations (including taxes as defined herein) provided to AOI by SUPPLIERS are equal to or better than terms provided to AOI by other manufacturers, AOI will provide preference to SUPPLIERS in placing its purchase order, subject to the conditions set out in the following exceptions. The obligations of AOI under this section 9 of the Agreement do not apply when and to the extent that: (a) the manufacturing of products by SUPPLIERS to AOI is prohibited by applicable law; (b) the manufacturing of products by SUPPLIERS is prohibited by an agreement between AOI or an affiliate of AOI and a third party which exists as of the Effective Date; (c) any of AOI’s customers refuse SUPPLIERS.

10.	Limitation of liability

Notwithstanding anything to the contrary in this Agreement, neither Party shall be liable to the other party for any incidental, indirect, exemplary, punitive, special or consequential damages such sustained or incurred in connection with this Agreement including, without limitation, claims for loss of profits, loss of data or losses due to business disruption and the OEM Products that are subject to this Agreement, whether the action is in contract or in tort or otherwise and whether or not damages are foreseeable.

11.	Confidential Information

The Parties agree that all matters of confidentiality and Confidential Information will be governed and controlled by the provisions of their executed Nondisclosure Agreement dated _______________ the provisions of which will survive the expiration of that Agreement and which are hereby incorporated herein by reference.

12	MISCELLANEOUS.

Conflicting Terms. If any terms specified in Section 1 through 6 above come into dispute between the Parties for a specific Order, AOI agrees to review the terms provided to AOI by its customer regarding the above conflicting terms and replace the terms of the Order with the terms of the customer.

Compliance with Laws. Parties shall, and shall cause their subcontractors to, at all times comply with all Laws applicable to this Agreement, to each Party’s operation of its business, and to the exercise of its rights and performance of its obligations hereunder. Without limitation of the foregoing, SUPPLIERS shall ensure the Products and any related packaging conform fully to any applicable Law. Upon AOI’s request, SUPPLIERS shall provide AOI with (a) written certification of SUPPLIERS’ compliance with applicable Laws; (b) written certification of the origin of any components or materials in the Products; and (c) any additional information regarding the Products requested by AOI such that AOI may comply in a timely manner with its obligations under Law.

Permits, Licenses and Authorizations. SUPPLIERS shall obtain and maintain all Permits necessary for the exercise of its rights and performance of AOI’s obligations under this Agreement, including any permits required for the import of Products or any raw materials and other manufacturing parts used in the production and manufacture of the Products, and the shipment of hazardous materials, as applicable.

Export Control. The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it will not export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other Party hereto if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government. Furthermore, failure to export or deliver any product or technology contemplated by this Agreement due to government regulations prohibiting such export or delivery shall not be held as a material breach of this Agreement.

Hazardous Material. SUPPLIERS are required to follow all AOI’s Safety, Health, and Environmental procedures as well as all applicable local, state and federal environmental health and safety regulatory requirements. For each shipment of Products, SUPPLIERS shall provide AOI, appropriate labels on Products, containers and packing, including material safety data sheets, sufficient advance warning and notice of any hazardous or restricted material that is an ingredient or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the goods and personnel of how to exercise measures of care and precaution that will comply with any applicable laws and prevent bodily injury or property damage in the handling, transportation, processing, use, or disposal of the Suppliers. All tasks should be completed in an environmentally friendly manner; to reduce pollution wherever possible; and minimize the use of natural resources as much as possible.

Entire Agreement/Amendments. This Agreement, together with its exhibits, schedules and attachments, and together with open purchase orders and previously executed confidentiality or non-disclosure agreements, constitutes the complete agreement between the Parties concerning the subject matter set forth herein and supersedes all prior negotiations, agreements or representations between the Parties, whether oral or written, in respect thereof. This Agreement may not be amended, modified or supplemented except in writing signed by a duly authorized representative of each Party, and no other act, document, usage or custom shall be deemed to amend, modify or supplement this Agreement.

Assignment & Successors. Neither Party may transfer or assign this Agreement, or any rights granted hereunder, in whole or in part to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing the rights and benefits of the parties under this Agreement shall accrue to, and run in favor of, each party’s successors and assigns. The rights and obligations of the parties under this Agreement shall be binding upon their respective successors and assigns.

Waiver. Any provision of this Agreement may be waived by the Party entitled to the benefit thereof. Neither Party shall be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and only to the extent specifically set forth in said writing. A waiver, failure or delay in exercising any right, power or privilege, or any single or partial exercise of any right, power or privilege, will not act to preclude any subsequent or further exercise of that or any other right, power or privilege.

Choice of Laws; Arbitration. This Agreement shall be governed by, and its terms shall be construed in accordance with, the laws of the State of Texas without regard to its principles for conflict of laws. All disputes arising out of or in connection with this Agreement shall be finally settled through a binding arbitration in Houston, Texas, administered by the American Arbitration Association in accordance with its rules. Each Party shall be responsible for its own attorneys’ fees. The expenses of the arbitrator(s) shall be borne equally by the Parties. AOI reserves the right to abandon arbitration and pursue all available legal and equitable remedies in the event SUPPLIERS do not comply with a demand for arbitration within 30 days of notice.

Force Majeure. No party (a “Frustrated Party”) shall be liable to any other Party (a “Non-Frustrated Party”) for any failure to perform or delay in performance of its obligations under this Agreement caused by (a) act of God; (b) outbreak of hostilities, riot, civil disobedience, act of terrorism, or plague; (c) the act of any governmental authority including revocation of any license or consent; (d) fire, explosion, lightning strike, storm (including but not limited to hurricanes and tornadoes) or flood; (e) theft, malicious damage, strike, lockout or industrial action of any kind (provided that the strike, lockout or industrial action was outside the reasonable control of the Frustrated Party); or (f) any causes or circumstances beyond the Frustrated Party’s reasonable control (collectively, a “Force Majeure Event”). The Frustrated Party shall promptly notify the Non-Frustrated Party of the nature and extent of the circumstances of the Force Majeure Event once known. In the event of a Force Majeure Event, the Frustrated Party shall forthwith establish and implement a plan that minimizes the disruption to the Non-Frustrated Party and shall use its commercially reasonable efforts to remedy the situation and remove the causes of its inability to perform as soon as possible. The Frustrated Party shall give the Non-Frustrated Party prompt notice of the cessation of the Force Majeure Event. The Frustrated Party and the Non-Frustrated Party shall negotiate in good faith adjustments to the terms and conditions of this Agreement that are equitable taking into account the nature and extent of the circumstances of the Force Majeure Event as they develop and become known, including equitable reductions in the obligations of the Non-Frustrated Party.

In Witness Whereof, the Parties by their duly authorized representatives have caused this Agreement to be executed as of the date first written above.

AOI
Applied Optoelectronics, Inc.

By:
Name:
Title:

Global Technology Co., Ltd. (宁波环球广电科技有限公司)

By:
Name:
Title:

Yuhan Optoelectronic Technology (Shanghai) Co., Ltd. (裕汉光电子科技(上海)有限公司)

By:
Name:
Title: